Exhibit 99.2

CORNELL COMPANIES, INC.

Consolidated Balance Sheets as of June 30, 2010 (unaudited) and as of December 31, 2009	F-2
Consolidated Statements of Operations and Comprehensive Income for the Three Months Ended and Six Months Ended June 30, 2010 and June 30, 2009 (unaudited)	F-3
Consolidated Statements of Changes in Equity and Comprehensive Income for the Six Months Ended June 30, 2010 and June 30, 2009 (unaudited)	F-4
Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and June 30, 2009 (unaudited)	F-6
Notes to Consolidated Financial Statements (unaudited)	F-7

CORNELL COMPANIES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,164	$27,724
Accounts receivable — trade (net of allowance for doubtful accounts of $4,650 and $4,345, respectively)	63,739	59,496
Other receivables	2,814	1,587
Bond fund payment account and other restricted assets	29,041	29,978
Deferred tax assets	10,081	9,843
Prepaid expenses and other	7,678	11,647

Total current assets	129,517	140,275
PROPERTY AND EQUIPMENT, net	460,421	455,523
OTHER ASSETS:
Debt service reserve fund and other restricted assets	33,270	27,017
Goodwill	13,308	13,308
Intangible assets, net	922	1,185
Deferred costs and other	16,117	13,257

Total assets	$653,555	$650,565

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$60,850	$62,287
Current portion of long-term debt	13,408	13,413

Total current liabilities	74,258	75,700
LONG-TERM DEBT, net of current portion	287,332	289,841
DEFERRED TAX LIABILITIES	26,242	24,455
OTHER LONG-TERM LIABILITIES	2,125	1,831

Total liabilities	389,957	391,827

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 30,000,000 shares authorized, 16,069,290 and 16,434,940 shares issued and 14,933,148 and 14,947,054 shares outstanding, respectively	16	16
Additional paid-in capital	163,904	168,852
Retained earnings	106,353	97,944
Accumulated other comprehensive income	1,295	1,422
Treasury stock (1,136,142 and 1,487,886 shares of common stock, at cost, respectively)	(9,078)	(11,888)

Total Cornell Companies, Inc. stockholders’ equity	262,490	256,346
Non-controlling interest	1,108	2,392

Total equity	263,598	258,738

Total liabilities and equity	$653,555	$650,565

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES	$103,871	$105,334	$203,877	$205,044
OPERATING EXPENSES, EXCLUDING DEPRECIATION AND AMORTIZATION	74,793	74,734	151,476	147,627
DEPRECIATION AND AMORTIZATION	4,555	4,740	9,254	9,633
GENERAL AND ADMINISTRATIVE EXPENSES	8,001	6,270	13,760	12,408

INCOME FROM OPERATIONS	16,522	19,590	29,387	35,376

INTEREST EXPENSE	6,287	6,736	12,601	12,935
INTEREST INCOME	(127)	(160)	(255)	(406)

INCOME FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	10,362	13,014	17,041	22,847

PROVISION FOR INCOME TAXES	4,646	5,386	7,477	9,487

NET INCOME	5,716	7,628	9,564	13,360

NON-CONTROLLING INTEREST	586	398	1,155	873

INCOME AVAILABLE TO CORNELL COMPANIES, INC.	$5,130	$7,230	$8,409	$12,487

EARNINGS PER SHARE ATTRIBUTABLE TO CORNELL COMPANIES, INC. STOCKHOLDERS:
BASIC	$.34	$.49	$.56	$.84
DILUTED	$.34	$.48	$.56	$.84

NUMBER OF SHARES USED IN PER SHARE COMPUTATION:
BASIC	14,944	14,881	14,903	14,878
DILUTED	15,111	14,970	15,050	14,952

COMPREHENSIVE INCOME:
Net income	$5,716	$7,628	$9,564	$13,360
Comprehensive income attributable to non-controlling interest	(586)	(398)	(1,155)	(873)

Comprehensive income attributable to Cornell Companies, Inc.	$5,130	$7,230	$8,409	$12,487

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2010
(Unaudited)
(in thousands, except share data)

							Accumulated
	Common Stock		Additional				Other	Non-	Total
		Par	Paid-In	Retained	Treasury Stock		Comprehensive	Controlling	Stockholders'	Comprehensive
	Shares	Value	Capital	Earnings	Shares	Cost	Income	Interest	Equity	Income
BALANCES AT DECEMBER 31, 2009	16,434,940	$16	$168,852	$97,944	1,487,886	$(11,888)	$1,422	$2,392	$258,738	$—

NET INCOME	—	—	—	8,409	—	—	—	1,155	9,564	8,409

COMPREHENSIVE INCOME										$8,409

DISTRIBUTION TO MCF PARTNERS	—	—	—	—	—	—	—	(2,439)	(2,439)
REPURCHASE AND RETIREMENT OF COMMON STOCK	(145,473)	—	(3,000)	—	—	—	—	—	(3,000)
EXERCISE OF STOCK OPTIONS	625	—	251	—	(38,212)	305	—	—	556
TAX BENEFIT OF STOCK OPTION EXERCISES	—	—	89	—	—	—	—	—	89
AMORTIZATION OF GAIN ON TERMINATION OF DERIVATIVE	—	—	—	—	—	—	(127)	—	(127)
STOCK BASED COMPENSATION	—	—	1,342	—	—	—	—	—	1,342
RESTRICTED STOCK ACTIVITY	(221,384)	—	(3,994)	—	(282,655)	2,258	—	—	(1,736)
ISSUANCE OF COMMON STOCK TO EMPLOYEE STOCK PURCHASE PLAN	—	—	169	—	(23,237)	186	—	—	355
ISSUANCE OF COMMON STOCK UNDER 2000 DIRECTOR’S STOCK PLAN	582	—	195	—	(7,640)	61	—	—	256

BALANCES AT JUNE 30, 2010	16,069,290	$16	$163,904	$106,353	1,136,142	$(9,078)	$1,295	$1,108	$263,598

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2009
(Unaudited)
(in thousands, except share data)

							Accumulated
	Common Stock		Additional				Other	Non-	Total
		Par	Paid-In	Retained	Treasury Stock		Comprehensive	Controlling	Stockholders'	Comprehensive
	Shares	Value	Capital	Earnings	Shares	Cost	Income	Interest	Equity	Income
BALANCES AT DECEMBER 31, 2008	16,238,685	$16	$164,746	$73,318	1,506,163	$(12,034)	$1,676	$445	$228,167	$—

NET INCOME	—	—	—	12,487	—	—	—	873	13,360	12,487

COMPREHENSIVE INCOME										$12,487

EXERCISE OF STOCK OPTIONS	2,550	—	32	—	—	—	—	—	32
INCOME TAX BENEFIT FROM STOCK OPTION EXERCISES	—		(71)						(71)
STOCK BASED COMPENSATION	—	—	1,634	—	—	—	—	—	1,634
RESTRICTED STOCK ACTIVITY	153,983	—	(271)	—	—	—	—	—	(271)
AMORTIZATION OF GAIN ON TERMINATION OF DERIVATIVE	—	—	—	—	—	—	(127)	—	(127)
ISSUANCE OF COMMON STOCK TO EMPLOYEE STOCK PURCHASE PLAN	—	—	143	—	(18,277)	146	—	—	289
ISSUANCE OF COMMON STOCK UNDER 2000 DIRECTOR’S STOCK PLAN	8,419	—	228	—	—	—	—	—	228

BALANCES AT JUNE 30, 2009	16,403,637	$16	$166,441	$85,805	1,487,886	$(11,888)	$1,549	$1,318	$243,241

The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,564	$13,360
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	8,990	8,737
Amortization of intangibles	264	896
Amortization of deferred financing costs	620	635
Amortization of Senior Notes discount	92	92
Amortization of gain on termination of derivative	(127)	(127)
Stock-based compensation	1,342	1,634
Provision for bad debts	685	1,265
(Gain)loss on disposal of property and equipment	35	(349)
Change in assets and liabilities:
Accounts receivable	(5,671)	(354)
Other restricted assets	(6,723)	(594)
Deferred income taxes	1,545	141
Other assets	896	1,759
Accounts payable and accrued liabilities	(5,068)	(9,041)
Other liabilities	293	224

Net cash provided by operating activities	6,737	18,278

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,200)	(9,493)
Proceeds from the sale/disposals of fixed assets	541	1,688
Proceeds from (payments to) restricted debt payment account, net	1,407	(6,780)

Net cash used in investing activities	(11,252)	(14,585)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	—	2,000
Payments of line of credit	(2,600)	(4,000)
Distribution to MCF partners	(2,439)	—
Tax benefit of stock option exercises	89	—
Payments of capital lease obligations	(6)	(7)
Purchase and retirement of common stock	(3,000)	—
Proceeds from exercise of stock options and employee stock purchase plan	911	321

Net cash used in financing activities	(7,045)	(1,686)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,560)	2,007
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	27,724	14,613

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$16,164	$16,620

OTHER NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for board of directors fees	$256	$228
Tax expense of stock option exercises	—	(71)
Purchases and additions to property and equipment included in accounts payable and accrued liabilities	1,264	1,253
The accompanying notes are an integral part of these consolidated financial statements.

CORNELL COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Basis of Presentation
     The accompanying unaudited consolidated financial statements have been prepared by Cornell Companies, Inc. (collectively with its subsidiaries and consolidated special purpose entities, unless the context requires otherwise, the “Company,” “we,” “us” or “our”) pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The year-end consolidated balance sheet was derived from audited financial statements but does not include all disclosures required by GAAP. In the opinion of management, adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Estimates were used in the preparation of these financial statements. Actual results could differ from those estimates. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s 2009 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.
2. Accounting Policies
     See a description of our accounting policies in the Notes to Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K.
3. Merger Agreement
     On April 18, 2010, the Company entered into an Agreement and Plan of Merger (“Agreement”) with The GEO Group, Inc. (NYSE:GEO) (“GEO”), a private provider of correctional, detention, and residential treatment services to federal, state and local government agencies around the globe. Pursuant to the Agreement, GEO will acquire Cornell for stock and/or cash at an estimated enterprise value of $685 million based on the closing prices of both companies’ stock on April 16, 2010, including the assumption of approximately $300 million in Cornell debt, excluding cash.
     Under the terms of the definitive agreement, stockholders of Cornell will have the option to elect to receive either (x) 1.3 shares of GEO common stock for each share of Cornell common stock or (y) an amount of cash consideration equal to the greater of (i) the fair market value of one share of GEO common stock plus $6.00 or (ii) the fair market value of 1.3 shares of GEO common stock. In order to preserve the tax-deferred treatment of the transaction, no more than 20% of the outstanding shares of Cornell Common Stock may be exchanged for the cash consideration. If elections are made such that the aggregate cash consideration to be received by Cornell stockholders would exceed $100 million in the aggregate, such excess amount may be paid at the election of GEO in shares of GEO common stock or in cash. GEO has expressed the intent to pay such excess amount in cash, as indicated in the definitive joint proxy statement (“Joint Proxy Statement”) filed by GEO and Cornell with the SEC on July 15, 2010.
     The merger is expected to close in the third quarter of 2010, subject to the approval of the issuance of GEO common stock by GEO’s shareholders, approval of the transaction by Cornell’s stockholders and, as well as the fulfillment of other customary conditions. The special meeting of Cornell stockholders to consider and adopt the agreement and plan of merger will take place on Thursday, August 12, 2010. The special meeting of GEO stockholders to consider and vote upon the issuance of GEO common stock in connection with the proposed merger is scheduled for the same day.
     Upon the consummation of the merger, GEO would honor the existing employment agreements between Cornell and various members of Cornell’s executive management. The merger would constitute a change of control for purposes of these agreements and, would entitle said members to receive the severance and other benefits in accordance with the terms of these agreements if their employment is terminated. Please refer to the definitive Joint Proxy Statement/Prospectus filed with the SEC on July 15, 2010, as supplemented on July 22, 2010 for a more detailed discussion of employment and change in control agreements.
     Litigation Relating to the Merger
     On April 27, 2010, a putative stockholder class action was filed in the District Court for Harris County, Texas by Todd Shelby against Cornell, members of the Cornell board of directors, individually, and GEO. The complaint alleged, among other things, that the Cornell directors breached their duties by entering into the Agreement without first taking steps to obtain adequate, fair and maximum consideration for Cornell’s stockholders by shopping the company or initiating an auction process, by structuring the transaction to take advantage of Cornell’s low current stock valuation, and by structuring the transaction to benefit GEO while making an alternative transaction either prohibitively expensive or otherwise impossible, and that Cornell and GEO have aided and abetted such breaches by Cornell’s directors. The plaintiff filed an amended complaint on May 28, 2010. The amended complaint added additional allegations contending that the disclosures about the merger in the Joint Proxy Statement were misleading and/or inadequate. Among other things, the original complaint and the amended complaint seek to enjoin Cornell, its directors and GEO from completing the merger and seek a constructive trust over any benefits improperly received by the defendants as a result of their alleged wrongful conduct. The parties have reached a settlement of the litigation in principle (at an amount immaterial to the consolidated financial position of the Company), pursuant to which certain additional disclosures were included in the final form of the Joint Proxy Statement. The settlement did not alter the terms of the transaction or the consideration to be received by shareholders. The settlement remains subject to confirmatory discovery, preparation and execution of a formal stipulation of settlement, final court approval of the settlement and dismissal of the action with prejudice.
4. Stock-Based Compensation
     We have an employee stock purchase plan (“ESPP”) under which employees can make contributions to purchase our common stock. Participation in the plan is elected annually by employees. The plan year typically begins each January 1st (the “Beginning Date”) and ends on December 31st (the “Ending Date”). Purchases of common stock are made at the end of the year using the lower of the fair market value on either the Beginning Date or Ending Date, less a 15% discount. Under current authoritative guidance our employee-stock purchase plan is considered to be a compensatory ESPP, and therefore, we recognize compensation expense over the requisite service period for grants made under the ESPP. Compensation expense of approximately $0.03 million was recognized in the three months ended June 30, 2010 and 2009, respectively. Compensation expense of approximately $0.07 million and $0.05 million was recognized in the six months ended June 30, 2010 and 2009, respectively.
     Our stock incentive plans provide for the granting of stock options (both incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock shares and other stock-based awards to officers, directors and employees of the Company. Grants of stock options made to date under these plans vest over periods up to seven years after the date of grant and expire no more than 10 years after grant. Upon the occurrence of specified change of control events (which would include consummation of the pending merger of the Company with The GEO Group as discussed in Note 3), those awards outstanding which have not previously vested will automatically vest.
     At June 30, 2009, 317,602 shares of restricted stock were outstanding subject to performance-based vesting criteria (32,500 of these restricted shares were considered market-based restricted stock under authoritative guidance). There were also 6,260 stock options outstanding subject to performance-based vesting criteria. We recognized $0.4 million and $0.5 million of expense associated with these shares of restricted stock and stock options during the three and six months ended June 30, 2009, respectively.
     At June 30, 2010, 414,488 shares of restricted stock were outstanding subject to performance-based vesting criteria (22,500 of these restricted shares were considered market-based restricted stock under authoritative guidance). There were also stock options for 840 shares outstanding subject to performance-based vesting criteria. We recognized $0.3 million and $0.4 million of expense associated with these shares of restricted stock and stock options during the three and six months ended June 30, 2010, respectively.
     The amounts above relate to the impact of recognizing compensation expense related to stock options and restricted stock. Compensation expense related to stock options (840 shares) and restricted stock (391,988 shares) that vest based upon performance conditions is not recorded for such performance-based awards until it has been deemed probable that the related performance targets allowing the vesting of these options and restricted stock will be met. We are required to periodically re-assess the probability that these options will vest and begin to record expense at that point in time. During the six months ended June 30, 2010 and 2009, it was deemed probable that certain performance targets pertaining to certain restricted stock and stock options would be achieved by their vesting date. Accordingly, compensation expense of approximately $0.2 million and $0.4 million was recognized in the six months ended June 30, 2010 and 2009, respectively, related to these performance-based awards.
     We recognize expense for our stock-based compensation over the vesting period, or in the case of performance-based awards, during the service period for which the performance target becomes probable of being met, which represents the period in which an employee is required to provide service in exchange for the award. We recognize compensation expense for stock-based awards immediately if the award has immediate vesting.
     Assumptions
     The fair values for the significant stock option awards granted during the six months ended June 30, 2010 and 2009 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Six Months Ended
	June 30,
	2010	2009
Risk-free rate of return	3.04%	1.90%
Expected life of award	6.0 years	6.0 years
Expected dividend yield of stock	0%	0%
Expected volatility of stock	41.89%	50.49%
Weighted-average fair value	$10.34	$8.89
     The expected volatility of stock assumption was derived by referring to changes in the Company’s historical common stock prices over a timeframe similar to that of the expected life of the award. We do not believe that future stock volatility will significantly differ from historical stock volatility. Estimated forfeiture rates are derived from historical forfeiture patterns. We believe the historical experience method is the best estimate of forfeitures currently available.
     Generally we utilized the “simplified” method for “plain vanilla” options to estimate the expected term of options granted during the periods noted (where appropriate). For those grants during these periods wherein we had sufficient historical or impartial data to better estimate the expected term, we have done so.
     Stock option award activity during the six months ended June 30, 2010 was as follows (aggregate intrinsic value in millions):

			Weighted
		Weighted	Average
	Number	Average	Remaining	Aggregate
	of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at December 31, 2009	496,247	$15.36	5.9	$7.6
Granted	40,000	23.08
Exercised	(38,837)	14.32
Canceled	(2,962)	11.00

Outstanding at June 30, 2010	494,448	$16.09	5.8	$8.0

Vested and expected to vest at June 30, 2010	493,484	$16.08	5.8	$7.9

Exercisable at June 30, 2010	468,858	$15.78	5.6	$7.4

     The total intrinsic value of stock options exercised during the six months ended June 30, 2010 and 2009 was $0.5 million and $0.01 million, respectively. Net cash proceeds from the exercise of stock options were approximately $0.6 million and $0.03 million for the six months ended June 30, 2010 and 2009, respectively.
     We recognized $0.2 million of expense associated with time-based stock options during the six months ended June 30, 2010. As of June 30, 2010, approximately $0.2 million of estimated expense with respect to time-based nonvested stock-based awards has yet to be recognized and will be amortized into expense over the employee’s remaining requisite service period of approximately 2.5 months.
     The following table summarizes information with respect to stock options outstanding and exercisable at June 30, 2010.

		Weighted	Weighted		Weighted
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$3.75 to $10.00	16,355	1.3	$5.68	16,355	$5.68
$10.01 to $13.50	129,225	4.1	12.84	129,225	12.84
$13.51 to $14.50	162,168	5.2	13.97	158,468	13.96
$14.51 to $25.00	186,700	7.8	21.09	164,810	20.83

	494,448	5.8	$16.09	468,858	$15.78

     Stock-based award activity for nonvested awards during the six months ended June 30, 2010 is as follows:

	Number	Weighted Average
	of	Grant Date
	Shares	Fair Value
Nonvested at December 31, 2009	20,510	$20.32
Granted	40,000	23.08
Vested	(34,920)	22.38
Canceled	—	—

Nonvested at June 30, 2010	25,590	$21.82

     Restricted Stock
     We have previously issued restricted stock under certain employment agreements and stock incentive plans which vests either over a specific period of time, generally three to five years, or which will vest subject to certain market or performance conditions. Those shares of restricted common stock issued are subject to restrictions on transfer and certain conditions to vesting. During the six months ended June 30, 2010, we issued restricted stock as part of our normal equity awards under our 2006 Incentive Plan.
     Restricted stock activity for the six months ended June 30, 2010 was as follows:

	Number	Weighted Average
	of	Grant Date
	Shares	Fair Value
Nonvested at December 31, 2009	520,574	$20.61
Granted	158,000	18.48
Vested	(193,024)	22.80
Canceled	(16,875)	22.07

Nonvested at June 30, 2010	468,675	$18.94

     We recognized $0.2 million and $0.6 million of expense associated with nonvested time-based restricted stock awards during the three and six months ended June 30, 2010, respectively. As of June 30, 2010, approximately $1.0 million of estimated expense with respect to nonvested time-based restricted stock awards had yet to be recognized and will be amortized over a weighted average period of 1.86 years. Approximately $6.9 million of estimated expense with respect to nonvested performance-based restricted stock option awards had yet to be recognized as of June 30, 2010.
5. Fair Value Measurements
     On January 1, 2008, we adopted a newly issued accounting standard for fair value measurements of financial assets and liabilities which did not have a material financial impact on our consolidated results of operations or financial condition. On January 1, 2009, we adopted the provisions of this new accounting pronouncement for applying fair value to non-financial assets, liabilities and transactions on a non-recurring basis. Adoption of the provisions for the fair value measurements on a non-recurring basis did not have a material effect on our financial position, results of operations or cash flows.
     As defined in this accounting standard, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). Additionally, this pronouncement requires disclosure that establishes a framework for measuring fair value and expands disclosures about fair value measurements. Additionally, it requires that fair value measurements be classified and disclosed in one of the following categories:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

     As required, financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The following table summarizes the valuation of our financial assets and liabilities by pricing levels as of June 30, 2010 and December 31, 2009:

	Fair Value as of
	June 30, 2010 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets:
Corporate Bonds	$—	$15,957	$—	$15,957
Money Market Funds	—	42,054	—	42,054

	Fair Value as of
	December 31, 2009 (in thousands)
	Level 1	Level 2	Level 3	Total
Assets:
Corporate Bonds	$—	$9,813	$—	$9,813
Money Market Funds	—	43,351	—	43,351
     The corporate bonds and money market funds are carried in the bond fund payment account and other restricted assets and also in the debt service reserve fund and other restricted assets in the accompanying balance sheet. The fair value measurements for corporate bonds and money-market funds are based upon the quoted price for similar assets in markets that are not active, multiplied by the number of shares owned, exclusive of any transaction costs and without any adjustments to reflect discounts that may be applied to selling a large block of securities at one time. We do not believe that the changes in fair value of these assets will materially differ from the amounts that could be realized upon settlement or that the changes in fair value will have a material effect on our results of operations, liquidity and capital resources.
     This accounting standard requires a reconciliation of the beginning and ending balances for fair value measurements using Level 3 inputs. We had no such assets or liabilities which were measured at fair value on a recurring basis using significant unobservable inputs (level 3) during the six months ended June 30, 2010. We evaluate our long-lived assets for impairment using internally developed, unobservable inputs (Level 3 inputs in the fair value hierarchy of fair value accounting) based on the projected cash flows of our idle facilities. Such inputs that may significantly influence estimated future cash flows include the periods and levels of occupancy for the facility, expected per diem or reimbursement rates, assumptions regarding the levels of staffing, services and future operating and capital expenditures necessary to generate forecasted revenues, related costs for these activities and future rate of increases or decreases associated with these factors. Information typically utilized will also include relevant terms of existing contracts (for similar services and customers), market knowledge of customer demand (both present and anticipated) and related pricing, market competitors, and our historical experience (as to areas including customer requirements, contract terms, operating requirements/costs, occupancy trends, etc.).
6. Recent Accounting Standards
     In January 2010, the FASB issued an amendment to the disclosure requirement related to Fair Value Measurements. The amendment requires new disclosures related to transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. A reporting entity is required to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. Additionally, in the reconciliation for fair value measurements in Level 3, a reporting entity must present separately information about purchases, sales, issuances and settlements (on a gross basis rather than a net number). The new disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Our adoption of the provisions of this amendment did not have a material affect on our financial position, results of operations or cash flows.
     In June 2009, the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. This amendment applies to the financial reporting of a transfer of financial assets; the effects of a transfer on an entity’s financial position, financial performance and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. It eliminates (1) the exceptions for qualifying special-purpose entities from the consolidation guidance and (2) the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. The provisions of this amendment must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application was prohibited. The requirements in the amendment must be applied to transfers occurring on or after the effective date. Our adoption of this amendment as of January 1, 2010 did not have a material affect on our consolidated financial position, results of operations or cash flows.

     In June 2009, the FASB also issued an amendment to the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”). This amendment requires an enterprise to perform a qualitative analysis when determining whether or not it must consolidate a VIE. The amendment also requires an enterprise to continuously reassess whether it must consolidate a VIE. Additionally, the amendment requires enhanced disclosures about an enterprise’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the enterprise’s financial statements. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment is effective for financial statements issued for fiscal years beginning after November 15, 2009. Earlier application was prohibited. Our adoption of this amendment as of January 1, 2010 did not have a material affect on our consolidated financial position, results of operations or cash flows; however, we have included the applicable disclosure requirements at Note 14 to the consolidated financial statements.
7. Intangible Assets
     Intangible assets at June 30, 2010 and December 31, 2009 consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Acquired contract value	$6,240	$6,240
Accumulated amortization — acquired contract value	(5,318)	(5,055)

Identified intangibles, net	922	1,185
Goodwill	13,308	13,308

Total intangibles, net	$14,230	$14,493

     There were no changes in the carrying amount of our goodwill in the six months ended June 30, 2010.
     Amortization expense for our acquired contract value was approximately $0.1 million and $0.3 million for the three and six months ended June 30, 2010, respectively, and approximately $0.3 million and $0.5 million for the three and six months ended June 30, 2009, respectively.
     Our non-compete agreements were fully amortized as of December 31, 2009. Amortization expense for our non-compete agreements was approximately $0.2 million and $0.4 million for the three and six months ended June 30, 2009, respectively.
8. Credit Facilities
     Our long-term debt consisted of the following (in thousands):

	June 30,	December 31,
	2010	2009
Debt of Cornell Companies, Inc.:
Senior Notes, unsecured, due July 2012 with an interest rate of 10.75%, net of discount	$111,632	$111,540
Revolving Line of Credit due December 2011 with an interest rate of LIBOR plus 1.50% to 2.25% or prime plus 0.00% to 0.75% (the “Amended Credit Facility”)	67,400	70,000
Capital lease obligations	8	14

Subtotal	179,040	181,554

Debt of Special Purpose Entity:
8.47% Bonds due 2016	121,700	121,700

Total consolidated debt	300,740	303,254

Less: current maturities	(13,408)	(13,413)

Consolidated long-term debt	$287,332	$289,841

     Long-Term Credit Facilities. Our Amended Credit Facility provides for borrowings up to $100.0 million (including letters of credit) and matures in December 2011. At our election, outstanding borrowings bear interest at either the LIBOR rate plus a margin ranging from 1.50% to 2.25% or a rate which ranges from 0.00% to 0.75% above the applicable prime rate. The applicable margins are subject to adjustments based on our total leverage ratio. The available commitment under our Amended Credit Facility was approximately $20.5 million at June 30, 2010. We had outstanding borrowings under our Amended Credit Facility of $67.4 million and we had outstanding letters of credit of approximately $12.1 million at June 30, 2010. Subject to certain requirements, we have the right to increase the commitments under our Amended Credit Facility up to $150.0 million, although the indenture for our Senior Notes limits our ability, subject to certain conditions, to expand the Amended Credit Facility beyond $100.0 million. We can provide no assurance that all of the banks that have made commitments to us under our Amended Credit Facility would be willing to participate in an expansion to the Amended Credit Facility should we desire to do so. The Amended Credit Facility is collateralized by substantially all of our assets, including the assets and stock of all of our subsidiaries. The Amended Credit Facility is not collateralized by the assets of Municipal Corrections Finance, L.P. (“MCF”).
     Our Amended Credit Facility contains certain financial and other restrictive covenants that limit our ability to engage in certain activities. Our ability to borrow under the Amended Credit Facility is subject to compliance with certain financial covenants, including bank leverage, total leverage and fixed charge coverage rates. At June 30, 2010, we were in compliance with all such covenants. Our Amended Credit Facility includes other restrictions that, among other things, limit our ability to: incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make investments, restricted payments and asset dispositions; enter into transactions with affiliates; and engage in sale/leaseback transactions.
     MCF is obligated for the outstanding balance of its 8.47% Taxable Revenue Bonds, Series 2001. The bonds bear interest at a rate of 8.47% per annum and are payable in semi-annual installments of interest and annual installments of principal. All unpaid principal and accrued interest on the bonds is due on the earlier of August 1, 2016 (maturity) or as noted under the bond documents.
     The bonds are limited, nonrecourse obligations of MCF and secured by the property and equipment, bond reserves, assignment of subleases and substantially all assets related to the facilities included in the 2001 Sale and Leaseback Transaction (in which we sold eleven facilities to MCF). The bonds are not guaranteed by Cornell.
     In June 2004, we issued $112.0 million in principal of 10.75% Senior Notes the (“Senior Notes”) due July 1, 2012. The Senior Notes are unsecured senior indebtedness and are guaranteed by all of our existing and future subsidiaries (collectively, the “Guarantors”). The Senior Notes are not guaranteed by MCF (the “Non-Guarantor”). Interest on the Senior Notes is payable semi-annually on January 1 and July 1 of each year, commencing January 1, 2005. On or after July 1, 2008, we have the right to redeem all or a portion of the Senior Notes at the redemption prices (expressed as a percentage of the principal amount) listed below, plus accrued and unpaid interest, if any, on the Senior Notes redeemed, to the applicable date of redemption, if redeemed during the 12-month period commencing on July 1 of each of the remaining years indicated below:

Year	Percentages
2010 and thereafter	100.000%
     As the Senior Notes are redeemable at our option (subject to the requirements noted) we anticipate we will monitor the capital markets and continue to assess (pending the merger) our capital needs and our capital structure, including a potential refinancing of the Senior Notes.
     Upon the occurrence of specified change of control events (which would include consummation of the pending merger with GEO), unless we have exercised our option to redeem all the Senior Notes as described above, each holder will have the right to require us to repurchase all or a portion of such holder’s Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the Senior Notes repurchased, to the applicable date of purchase. The Senior Notes were issued under an indenture which limits our ability and the ability of our Guarantors to, among other things, incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, incur restrictions on the ability of the Guarantors to pay dividends or other payments to us, enter into transactions with affiliates, and engage in mergers, consolidations and certain sales of assets.
9. Income Taxes
     At June 30, 2010, the total amount of our unrecognized tax benefits was approximately $2.9 million.

     We are subject to income tax in the United States and many of the individual states we operate in. We currently have significant operations in Texas, California, Colorado, Oklahoma, Georgia, Illinois and Pennsylvania. State income tax returns are generally subject to examination for a period of three to five years after filing. The state impact of any changes made to the federal return remains subject to examination by various states for a period up to one year after formal notification to the state. We are open to United States Federal Income Tax examinations for the tax years ended December 31, 2005 through December 31, 2009.
     We do not anticipate a significant change in the balance of our unrecognized tax benefits within the next 12 months.
10. Earnings Per Share
     Basic earnings per share (“EPS”) are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding giving effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive common shares include the dilutive effect of outstanding common stock options and restricted common stock granted under our various option and other incentive plans. For the six months ended June 30, 2010, there were 55,000 shares ($23.60 average price) of stock options that were not included in the computation of diluted EPS because to do so would have been anti-dilutive. There were no anti-dilutive shares for the three months ended June 30, 2010. For the three and six months ended June 30, 2009, there were 141,700 shares ($20.98 average price) of stock options that were not included in the computation of diluted EPS because to do so would have been anti-dilutive. As of January 1, 2009, instruments with nonforfeitable dividend rights granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing EPS under the two-class method. For our fiscal year beginning January 1, 2009, since our restricted common stock grants (including both vested and those unvested due to either time or performance requirements) convey nonforfeitable rights to dividends while outstanding, they are included in both basic and fully diluted ESP calculations. All prior-period EPS data has been adjusted retrospectively to conform to the calculation of EPS.
     The following table summarizes the calculation of net earnings and weighted average common shares and common equivalent shares outstanding for purposes of the computation of earnings per share (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income available to stockholders	$5,130	$7,230	$8,409	$12,487

Weighted average common shares outstanding	14,944	14,881	14,903	14,878
Weighted average common share equivalents outstanding	167	89	147	74

Weighted average common shares and common share equivalents outstanding	15,111	14,970	15,050	14,952

Basic income per share	$.34	$.49	$.56	$.84

Diluted income per share	$.34	$.48	$.56	$.84

11. Commitments and Contingencies
     Financial Guarantees
     During the normal course of business, we enter into contracts that contain a variety of representations and warranties and provide general indemnifications. Our maximum exposure under these arrangements is unknown as this would involve future claims that may be made against us that have not yet occurred. However, based on experience, we believe the risk of loss to be remote.
     Legal Proceedings
     We are party to various legal proceedings, including those noted below. While management presently believes that the ultimate outcome of these proceedings will not have a material adverse effect on our financial position, overall trends in results of operations or cash flows, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or equitable relief, and could have a material adverse impact on the net income of the period in which the ruling occurs or in future periods.

     Valencia County Detention Center
     In April 2007, a lawsuit was filed against the Company in the Federal District Court in Albuquerque, New Mexico, by Joe Torres and Eufrasio Armijo, who each alleged that he was strip searched at the Valencia County Detention Center (“VCDC”) in New Mexico in violation of his federal rights under the Fourth, Fourteenth and Eighth amendments to the U.S. Constitution. The claimants also alleged violation of their rights under state law and sought to bring the case as a class action on behalf of themselves and all detainees at VCDC during the applicable statutes of limitation. The plaintiffs sought damages and declaratory and injunctive relief. Valencia County is also a named defendant in the case and operated the VCDC for a significantly greater portion of the period covered by the lawsuit.
     In December 2008, the parties agreed to a proposed stipulation of settlement and, in July 2009, the Court granted final approval of the settlement. The settlement amount under the terms of the agreement is $3.3 million. Cornell’s portion of the stipulated settlement, based on the number of inmates housed at VCDC during the time Cornell operated the facility in comparison to the number of inmates housed at the facility during the time Valencia County operated the facility, is $1.2 million and was funded principally through our general liability and professional liability coverage. The claims administration process is under way and we expect it to be completed in the second half of 2010.
     In the year ended December 31, 2007, we previously provided insurance reserves for this matter (as part of our regular review of reported and unreported claims) totaling approximately $0.5 million. During the fourth quarter of 2008, we recorded an additional settlement charge of approximately $0.7 million and the related reimbursement from our general liability and professional liability insurance. The charge and reimbursement were recognized in general and administrative expenses for the year ended December 31, 2008. The reimbursement was funded by the insurance carrier in the first quarter of 2009 into a settlement account, where it will remain until payments are made to the settlement class members.
     Regional Correctional Center. The Office of Federal Detention Trustee (“OFDT”) holds the contract for the use of the RCC on behalf of ICE, USMS and the BOP with Bernalillo County, New Mexico (the “County”) through an intergovernmental services agreement, and we have an operating and management agreement with the County. In July 2007, we were notified by ICE that it was removing all ICE detainees from the RCC and the removal was completed in early August 2007. The facility is still being utilized by the USMS and since May 2008 by the BOP, but not at its full capacity. In February 2008, ICE informed us that it would not resume use of the facility. In February 2008, OFDT attempted to unilaterally amend its agreement with the County to reduce the number of minimum annual guaranteed mandays under the agreement from 182,500 to 66,300. Neither we nor the County believe OFDT has the right to unilaterally amend the contract in this manner, and OFDT has been informed of our position. Although either party to the intergovernmental services agreement has the right to terminate upon 180 days notice, neither party has exercised such right as of June 30, 2010.
     During the third quarter of 2009, we filed a claim against the United States, acting through the United States Department of Justice, OFDT and ICE (collectively, “Defendants”) for breach of contract and breach of the duty of good faith and fair dealing, arising out of the Defendants’ improper modification of the intergovernmental services agreement (the “Contract”) and subsequent failure to pay for the shortfalls in the 2007-2008 and 2008-2009 minimum annual guaranteed mandays specified in the Contract. The United States Court of Federal Claims issued an opinion on July 14, 2010 in Board of County Commissioners of the County of Bernalillo, New Mexico, v. United States, Case No. 09-549 C, overturning the government’s decision to unilaterally reduce the number of mandays it used at the RCC. Cornell and the County successfully argued that the Contract with the OFDT obligated the government to utilize the RCC for an agreed upon number of mandays, and the government’s failure to meet that number required the government to pay for unused beds. The OFDT argued that it had properly partially terminated the Contract to reduce the number of mandays. The Court will now decide damages for the government’s breach of the agreement. Cornell and the County believe that the government owes approximately $4.2 million previously billed to the government for contract years March 26, 2007 through March 25, 2008 and March 26, 2008 through March 25, 2009, plus appropriate Contract Disputes Act interest. The government has the right to appeal the decision to the United States Court of Appeals for the Federal Circuit.
     The Company is currently in settlement negotiations on this matter. Based on the recent legal ruling that affirmed that the agreement was not partially terminated and therefore billings under the contract terms were appropriate as well as our ongoing settlement discussions, Cornell recognized an additional $2.7 million contract-based revenue adjustment in the quarter ended June 30, 2010 related to the contract years March 26, 2007 through March 25, 2008 and March 26, 2008 through March 25, 2009.

     Litigation Relating to the Merger
     On April 27, 2010, a putative stockholder class action was filed in the District Court for Harris County, Texas by Todd Shelby against Cornell, members of the Cornell board of directors, individually, and GEO. The complaint alleged, among other things, that the Cornell directors breached their duties by entering into the Agreement without first taking steps to obtain adequate, fair and maximum consideration for Cornell’s stockholders by shopping the company or initiating an auction process, by structuring the transaction to take advantage of Cornell’s low current stock valuation, and by structuring the transaction to benefit GEO while making an alternative transaction either prohibitively expensive or otherwise impossible, and that Cornell and GEO have aided and abetted such breaches by Cornell’s directors. The plaintiff filed an amended complaint on May 28, 2010. The amended complaint added additional allegations contending that the disclosures about the merger in the Joint Proxy Statement were misleading and/or inadequate. Among other things, the original complaint and the amended complaint seek to enjoin Cornell, its directors and GEO from completing the merger and seek a constructive trust over any benefits improperly received by the defendants as a result of their alleged wrongful conduct. The parties have reached a settlement of the litigation in principle (at an amount immaterial to the consolidated financial position of the Company), pursuant to which certain additional disclosures were included in the final form of the Joint Proxy Statement. The settlement did not alter the terms of the transaction or the consideration to be received by shareholders. The settlement remains subject to confirmatory discovery, preparation and execution of a formal stipulation of settlement, final court approval of the settlement and dismissal of the action with prejudice.
     Other
     We hold insurance policies to cover potential director and officer liability, some of which may limit our cash outflows in the event of a decision adverse to us in the matter discussed above. However, if an adverse decision in the matter exceeds the insurance coverage or if the insurance coverage is deemed not to apply to the matter, it could have a material adverse effect on us, our financial condition, results of operations and future cash flows.
     We currently and from time to time are subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries or for wrongful restriction of or interference with offender privileges and employment matters. If an adverse decision in these matters exceeds our insurance coverage, or if our coverage is deemed not to apply to these matters, or if the underlying insurance carrier was unable to fulfill its obligation under the insurance coverage provided, it could have a material adverse effect on our financial condition, results of operations or cash flows.
     While the outcome of such other matters cannot be predicted with certainty, based on the information known to date, we believe that the ultimate resolution of these matters will not have a material adverse effect on our financial condition, but could be material to operating results or cash flows for a particular reporting period.
12. Financial Instruments
     The carrying amounts of our financial instruments, including cash and cash equivalents, investment securities, accounts receivable and accounts payable and accrued expenses, approximate fair value due to the short term maturities of these financial instruments. At December 31, 2009, the carrying amount of consolidated debt was $303.3 million, and the estimated fair value was $309.1 million. At June 30, 2010, the carrying amount was $300.7 million and the estimated fair value was $305.6 million. The estimated fair value of long-term debt is based primarily on quoted market prices or discounted cash flow analysis for the same or similar assets.
13. Derivative Financial Instruments And Guarantees
     Debt Service Reserve Fund and Debt Service Fund
     In August 2001, Municipal Corrections Finance, L.P. (“MCF”) completed a bond offering to finance the 2001 Sale and Leaseback Transaction in which we sold eleven facilities to MCF. In connection with this bond offering, two reserve fund accounts were established by MCF pursuant to the terms of the indenture: (1) MCF’s Debt Service Reserve Fund, (as reported in Debt service reserve fund and other restricted assets in our Consolidated Balance sheet) aggregating $23.4 million at June 30, 2010, was established to: (a) make payments on MCF’s outstanding bonds in the event we (as lessee) should fail to make the scheduled rental payments to MCF or (b) to the extent payments were not made under (a), then to make final debt service payments on the then outstanding bonds and (2) MCF’s Bond Fund Payment Account, (as reported in Bond fund payment account and other restricted assets in our Consolidated Balance Sheet) aggregating $16.0 million at June 30, 2010, was established to accumulate the monthly lease payments that MCF receives from us until such funds are used to pay MCF’s semi-annual bond interest and annual bond principal payments, with any excess to pay certain other expenses and to make certain transfers. These reserve funds are invested in money markets and short-term commercial paper. Both reserve fund accounts were subject to agreements with the MCF Equity Investors (Lehman Brothers, Inc. (“Lehman”)) whereby guaranteed rates of return of 3.0% and 5.08%, respectively, were provided for in the balance of the Debt Service Reserve Fund and the Bond Fund Payment Account. The guaranteed rates of return were characterized as cash flow hedge derivative instruments. At inception, the derivative instruments had an aggregate fair value of $4.0 million, which was recorded as a decrease to the equity investment in MCF made by the MCF Equity Investors (MCF non-controlling interest) and is included in other long-term liabilities in our Consolidated Balance Sheets. Changes in the fair value of the derivative instruments were recorded as an adjustment to other long-term liabilities and reported as other comprehensive income in our Consolidated Statements of Income and Comprehensive Income. Due to the bankruptcy of Lehman in 2008, the derivative instruments no longer qualified as a hedge and were de-designated. Amounts included in accumulated other comprehensive income are reclassified into earnings during the same periods in which interest is earned on debt service funds (approximately $0.1 million was amortized and recognized in earnings in the six months ended June 30, 2010). Changes in the fair value of these derivatives after de-designation were recorded to earnings. The derivatives were terminated in the first quarter of 2009 with a fair value of zero.
     In accordance with the terms of its partnership agreement, MCF made a distribution of $2.4 million to its partners in April 2010.
14. Variable Interest Entity
     In connection with the 2001 Sale and Leaseback Transaction with MCF, the Company determined that MCF was a variable interest entity. The Company concluded that it is the primary beneficiary of MCF’s activities because substantially all of the operating assets of MCF are utilized by the Company and the lease payments made by the Company are the main source of cash available to fund the debt obligations of MCF. As a result, our consolidated balance sheet includes the assets and liabilities of MCF. The results of operations of MCF are reflected in non-controlling interest in our Consolidated Statements of Income and Comprehensive Income.
15. Segment Disclosure
     Our three operating divisions are our reportable segments. The Adult Secure Services segment consists of the operations of secure adult incarceration facilities. The Abraxas Youth and Family Services segment consists of providing residential treatment and educational programs and non-residential community-based programs to juveniles between the ages of 10 and 18 who have either been adjudicated or suffer from behavioral problems. The Adult Community-Based Services segment consists of providing pre-release and halfway house programs for adult offenders who are either on probation or serving the last three to six-months of their sentences on parole and preparing for re-entry into society at large as well as community-based treatment and education programs as an alternative to incarceration. All of our customers and long-lived assets are located in the United States of America. The accounting policies of our reportable segments are the same as those described in the summary of significant accounting policies in Note 2 in our 2009 Annual Report on Form 10-K. Intangible assets are not included in each segment’s reportable assets, and the amortization of intangible assets is not included in the determination of a reportable segment’s operating income. We evaluate performance based on income or loss from operations before general and administrative expenses, incentive bonuses, amortization of intangibles, interest and income taxes. Corporate and other assets are comprised primarily of cash, accounts receivable, debt service fund, deposits, property and equipment, deferred taxes, deferred costs and other assets. Corporate and other expense from operations primarily consists of depreciation and amortization on the corporate office facilities and equipment and specific general and administrative charges pertaining to corporate personnel and is presented separately as such charges cannot be readily identified for allocation to a particular segment.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Adult secure services	$61,149	$59,272	$119,969	$116,130
Abraxas youth and family services	24,682	27,711	48,156	53,399
Adult community-based services	18,040	18,351	35,752	35,515

Total revenues	$103,871	$105,334	$203,877	$205,044

Income from operations:
Adult secure services	$17,528	$17,493	$31,030	$34,608
Abraxas youth and family services	1,125	3,197	949	3,931
Adult community-based services	6,194	5,864	11,830	10,631

Subtotal	24,847	26,554	43,809	49,170
General and administrative expense	(8,001)	(6,270)	(13,760)	(12,408)
Amortization of intangibles	(132)	(448)	(263)	(896)
Corporate and other	(192)	(246)	(399)	(490)

Total income from operations	$16,522	$19,590	$29,387	$35,376

	June 30,	December 31,
	2010	2009
Assets:
Adult secure services	$373,157	$356,247
Abraxas youth and family services	100,160	103,276
Adult community-based services	61,722	62,251
Intangible assets, net	14,230	14,498
Corporate and other	104,286	114,298

Total assets	$653,555	$650,565

16. Guarantor Disclosures
     We completed an offering of $112.0 million of Senior Notes in June 2004. The Senior Notes are guaranteed by each of our 100% owned subsidiaries (Guarantor Subsidiaries). MCF does not guarantee the Senior Notes (“Non-Guarantor Subsidiary”). These guarantees are full and unconditional and are joint and several obligations of the Guarantor Subsidiaries. The following condensed consolidating financial information presents the financial condition, results of operations and cash flows for the Parent, the Guarantor Subsidiaries and the Non-Guarantor Subsidiary, together with the consolidating adjustments necessary to present our results on a consolidated basis.
Condensed Consolidating Balance Sheet as of June 30, 2010 (in thousands) (unaudited)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$15,991	$170	$3	$—	$16,164
Accounts receivable	1,954	64,529	70	—	66,553
Restricted assets	—	4,300	24,741	—	29,041
Prepaids and other	16,149	1,565	45	—	17,759

Total current assets	34,094	70,564	24,859	—	129,517
Property and equipment, net	178	328,861	136,959	(5,577)	460,421
Other assets:
Restricted assets	—	—	33,270	—	33,270
Deferred costs and other	69,849	23,091	4,470	(67,063)	30,347
Investment in subsidiaries	105,024	1,856	—	(106,880)	—

Total assets	$209,145	$424,372	$199,558	$(179,520)	$653,555

Liabilities and Equity

Current liabilities:
Accounts payable and accrued liabilities	$41,197	$14,489	$4,361	$803	$60,850
Current portion of long-term debt	—	8	13,400	—	13,408

Total current liabilities	41,197	14,497	17,761	803	74,258
Long-term debt, net of current portion	179,032	—	108,300	—	287,332
Deferred tax liabilities	23,585	94	—	2,563	26,242
Other long-term liabilities	5,881	9	67,339	(71,104)	2,125
Intercompany	(304,148)	305,310	—	(1,162)	—

Total liabilities	(54,453)	319,910	193,400	(68,900)	389,957
Total Cornell Companies, Inc. stockholders’ equity	262,490	104,462	6,158	(110,620)	262,490
Non-controlling interest	1,108	—	—	—	1,108

Total equity	263,598	104,462	6,158	(110,620)	263,598

Total liabilities and equity	$209,145	$424,372	$199,558	$(179,520)	$653,555

Condensed Consolidating Balance Sheet as of December 31, 2009 (in thousands)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Assets

Current Assets:
Cash and cash equivalents	$27,386	$317	$21	$—	$27,724
Accounts receivable	1,471	59,561	51	—	61,083
Restricted assets	—	3,831	26,147	—	29,978
Prepaids and other	20,024	1,466	—	—	21,490

Total current assets	48,881	65,175	26,219	—	140,275
Property and equipment, net	7	322,396	138,719	(5,599)	455,523
Other assets:
Restricted assets	—	—	27,017	—	27,017
Deferred costs and other	66,623	20,029	4,758	(63,660)	27,750
Investments in subsidiaries	98,003	1,856	—	(99,859)	—

Total assets	$213,514	$409,456	$196,713	$(169,118)	$650,565

Liabilities and Equity

Current liabilities:
Accounts payable and accrued liabilities	$42,192	$15,725	$4,370	$—	$62,287
Current portion of long-term debt	—	13	13,400	—	13,413

Total current liabilities	42,192	15,738	17,770	—	75,700
Long-term debt, net of current portion	181,540	1	108,300	—	289,841
Deferred tax liabilities	21,710	94	—	2,651	24,455
Other long-term liabilities	5,766	—	63,750	(67,685)	1,831
Intercompany	(296,432)	297,594	—	(1,162)	—

Total liabilities	(45,224)	313,427	189,820	(66,196)	391,827
Total Cornell Companies, Inc. stockholders’ equity	256,346	96,029	6,893	(102,922)	256,346
Non-controlling interest	2,392	—	—	—	2,392

Total equity	258,738	96,029	6,893	(102,922)	258,738

Total liabilities and equity	$213,514	$409,456	$196,713	$(169,118)	$650,565

Condensed Consolidating Statement of Operations for the three months ended June 30, 2010 (in thousands) (unaudited)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Revenues	$4,502	$118,937	$4,502	$(24,070)	$103,871
Operating expenses, excluding depreciation and amortization	4,662	94,068	47	(23,984)	74,793
Depreciation and amortization	—	3,686	881	(12)	4,555
General and administrative expenses	7,982	—	19	—	8,001

Income (loss) from operations	(8,142)	21,183	3,555	(74)	16,522
Overhead allocations	(12,577)	12,577	—	—	—
Interest, net	167	3,505	2,690	(202)	6,160
Equity earnings in subsidiaries	5,102	—	—	(5,102)	—

Income before provision for income taxes	9,370	5,101	865	(4,974)	10,362
Provision for income taxes	4,240	—	—	406	4,646

Net income	5,130	5,101	865	(5,380)	5,716
Non-controlling interest	—	—	—	586	586

Income available to Cornell Companies, Inc.	$5,130	$5,101	$865	$(5,966)	$5,130

Condensed Consolidating Statement of Operations for the three months ended June 30, 2009 (in thousands) (unaudited)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Revenues	$4,502	$117,983	$4,502	$(21,653)	$105,334
Operating expenses, excluding depreciation and amortization	6,211	89,972	111	(21,560)	74,734
Depreciation and amortization	—	3,856	880	4	4,740
General and administrative expenses	6,251	—	19	—	6,270

Income (loss) from operations	(7,960)	24,155	3,492	(97)	19,590
Overhead allocations	(11,221)	11,221	—	—	—
Interest, net	(1,818)	5,674	2,938	(218)	6,576
Equity earnings in subsidiaries	7,260	—	—	(7,260)	—

Income before provision for income taxes	12,339	7,260	554	(7,139)	13,014
Provision for income taxes	5,109	—	—	277	5,386

Net income	7,230	7,260	554	(7,416)	7,628
Non-controlling interest	—	—	—	398	398

Income available to Cornel Companies, Inc.	$7,230	$7,260	$554	$(7,814)	$7,230

Condensed Consolidating Statement of Operations for the six months ended June 30, 2010 (in thousands) (unaudited)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Revenues	$9,004	$234,086	$9,004	$(48,217)	$203,877
Operating expenses, excluding depreciation and amortization	8,703	190,727	92	(48,046)	151,476
Depreciation and amortization	—	7,516	1,761	(23)	9,254
General and administrative expenses	13,722	—	38	—	13,760

Income (loss) from operations	(13,421)	35,843	7,113	(148)	29,387
Overhead allocations	(20,405)	20,405	—	—	—
Interest, net	333	7,005	5,410	(402)	12,346
Equity earnings in subsidiaries	8,433	—	—	(8,433)	—

Income before provision for income taxes	15,084	8,433	1,703	(8,179)	17,041
Provision for income taxes	6,675	—	—	802	7,477

Net income	8,409	8,433	1,703	(8,981)	9,564
Non-controlling interest	—	—	—	1,155	1,155

Income available to Cornell Companies, Inc.	$8,409	$8,433	$1,703	$(10,136)	$8,409

Condensed Consolidating Statement of Operations for the six months ended June 30, 2009 (in thousands) (unaudited)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Eliminations	Consolidated
Revenues	$9,004	$235,803	$9,004	$(48,767)	$205,044
Operating expenses, excluding depreciation and amortization	10,350	185,711	153	(48,587)	147,627
Depreciation and amortization	—	7,862	1,761	10	9,633
General and administrative expenses	12,370	—	38	—	12,408

Income (loss) from operations	(13,716)	42,230	7,052	(190)	35,376
Overhead allocations	(19,598)	19,598	—	—	—
Interest, net	136	7,011	5,820	(438)	12,529
Equity earnings in subsidiaries	15,621	—	—	(15,621)	—

Income before provision for income taxes	21,367	15,621	1,232	(15,373)	22,847
Provision for income taxes	8,880	—	—	607	9,487

Net income	12,487	15,621	1,232	(15,980)	13,360
Non-controlling interest	—	—	—	873	873

Income available to Cornell Companies, Inc.	$12,487	$15,621	$1,232	$(16,853)	$12,487

Condensed Consolidating Statement of Cash Flows for the six months ended June 30, 2010 (in thousands) (unaudited)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(6,795)	$12,518	$1,014	$6,737

Cash flows from investing activities:
Capital expenditures	—	(13,200)	—	(13,200)
Proceeds from the sale of fixed assets	—	541	—	541
Proceeds from restricted debt payment account, net	—	—	1,407	1,407

Net cash used in investing activities	$—	$(12,659)	$1,407	$(11,252)

Cash flows from financing activities:
Payments of line of credit	(2,600)	—	—	(2,600)
Purchase and retirement of common stock	(3,000)	—	—	(3,000)
Distribution to MCF partners	—	—	(2,439)	(2,439)
Tax benefit of stock option exercises	89	—	—	89
Payments on capital lease obligations	—	(6)	—	(6)
Proceeds from exercise of stock options	911	—	—	911

Net cash used in financing activities	(4,600)	(6)	(2,439)	(7,045)

Net decrease in cash and cash equivalents	(11,395)	(147)	(18)	(11,560)

Cash and cash equivalents at beginning of period	27,386	317	21	27,724

Cash and cash equivalents at end of period	$15,991	$170	$3	$16,164

Condensed Consolidating Statement of Cash Flows for the six months ended June 30, 2009 (in thousands) (unaudited)

			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiary	Consolidated
Cash flows from operating activities:
Net cash provided by operating activities	$3,798	$7,727	$6,753	$18,278

Cash flows from investing activities:
Capital expenditures	—	(9,493)	—	(9,493)
Proceeds from the sale/disposals of property and equipment	—	1,688	—	1,688
Payments to restricted debt payment account, net	—	—	(6,780)	(6,780)

Net cash used in investing activities	$—	$(7,805)	$(6,780)	$(14,585)

Cash flows from financing activities:
Proceeds from line of credit	2,000	—	—	2,000
Payments of line of credit	(4,000)	—	—	(4,000)
Payments on capital lease obligations	—	(7)	—	(7)
Proceeds from exercise of stock options	321	—	—	321

Net cash used in financing activities	(1,679)	(7)	—	(1,686)

Net increase (decrease) in cash and cash equivalents	2,119	(85)	(27)	2,007

Cash and cash equivalents at beginning of period	14,291	265	57	14,613

Cash and cash equivalents at end of period	$16,410	$180	$30	$16,620